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                                                                    Exhibit 99.1


TUESDAY JANUARY 8, 6:01 PM EASTERN TIME

PRESS RELEASE

SOURCE: AMERICAN RESIDENTIAL INVESTMENT TRUST INC.

AMERICAN RESIDENTIAL COMPLETES BUYOUT OF HOME
ASSET MANAGEMENT CORPORATION CONTRACT

ISSUES EARNINGS GUIDANCE FOR Q4 2001, YEAR 2002 AND YEAR 2003

DEL MAR, Calif.--(BUSINESS WIRE)--Jan. 8, 2002--American Residential Investment Trust, Inc. (NYSE: INV - NEWS) announced that it had completed the purchase of the management contract of Home Asset Management Corporation (HAMCO), the external REIT manager. The Company also announced that it had obtained a $5 million subordinated operating loan commitment from TCW/Crescent Mezzanine Partners, L.P., the senior lender to HAMCO, and amended the Securities Purchase Agreement to remove American Residential Investment Trust as a party. No longer being subject to the Securities Purchase Agreement removes some significant operating restrictions that had been placed on the Company, such as the creation of operating subsidiaries.
Primarily due to one-time charges of approximately $11.2 million related to the management contract buyout, the Company also said that it expects to report a loss in the range of $12.5 million to $13.5 million for the fourth quarter of 2001, or $1.57 to $1.70 per share. Fourth quarter results will also reflect an estimated $1.8 million, or $0.23 per share, of costs related to the required infrastructure for the Company's new mortgage origination subsidiary, American Mortgage Network (AmNet). AmNet began originating loans in November 2001. Book value is expected to be approximately $7.30 per share at December 31, 2001. John
M. Robbins, Jr., Chairman and Chief Executive Officer of the Company, said, "This has been a pivotal year for American Residential. Purchasing the HAMCO contract is the last external barrier to implementing our mortgage


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banking strategy. Capital is now being invested to create the infrastructure for a mortgage origination subsidiary. We expect that it will yield returns in 2002 and beyond and help us return to profitability and improve stockholder value. Through a solid business plan with definable metrics, we are rebuilding our revenue model to support sustainable growth and profitability. To further our mortgage banking goals, the Company secured a $75 million warehouse line from JPMorgan Chase Bank."
AmNet, a taxable REIT subsidiary, funded approximately $42 million in mortgages during the fourth quarter of 2001, having opened its first two centers in Sacramento, California and Portland, Oregon in November. San Diego, California and East Coast centers in New Haven, Connecticut and Atlanta, Georgia are planned to open in January 2002. Several additional regional centers are planned to open by the end of 2002.
Mr. Robbins added, "Our mortgage banking model provides an excellent opportunity to build market share in the wholesale mortgage space, which represents over 60% of the $2.0 trillion residential mortgage origination market in 2001. By capitalizing on management's many years of mortgage banking experience operating in all types of interest rate environments, we can leverage this expertise to take advantage of the strong market demand for home loans and refinancing." AmNet's closed loan volume goals are anticipated to be $500 million per month by the end of 2002 with total loan volume expected to be $3.5 to $4.0 billion for 2002 and $1 billion per month by the end of 2003. AmNet expects to break even in the fourth quarter of 2002. In 2002, the Company expects to show an overall operating loss of approximately $0.50 per share inclusive of startup operating expenses associated with AmNet as well as the continued paydown of the mortgage portfolio. In 2003, the Company is projecting closed loan volume of $7 to $8 billion resulting in earnings per share in the range of $1.25 to $1.75. As previously stated, the Company does not anticipate paying dividends for 2001, consistent with its obligation to pay dividends based on taxable earnings.


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The Company is also considering the termination of its REIT status. Any definitive decision to terminate the Company's REIT status will be subject to stockholder approval.
The Company initiated a share repurchase program on December 14, 2000 to repurchase up to $1 million of the Company's common stock. To date, the Company has repurchased 95,600 shares of its common stock at a total acquisition price of approximately $280,000. The Company anticipates that it will repurchase additional shares of its common stock under this repurchase plan in the near future.
About American Residential Investment Trust
American Residential Investment Trust, Inc. is a real estate investment trust
(REIT) that has traditionally invested in non-conforming, residential mortgage assets. For more information on American Residential, please visit the Company's web site at www.amerreit.com.
About American Mortgage Network
American Mortgage Network (AmNet) is a taxable REIT subsidiary of American Residential Investment Trust, Inc. AmNet originates loans for the national mortgage broker community through its regional centers.
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding the Company's plans to open regional offices, future projections, Mortgage Assets and book values, future profitability and stockholder returns, sustainability of growth and profitability, AmNet's funding levels, loan volumes, termination of REIT status and the timing and levels of share repurchases. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: lack of Company experience in opening regional offices and generating mortgage loans; general economic conditions; mortgage loan prepayment rates; credit losses; overall interest rates; the shape of the yield curve; the availability of suitable


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mortgage assets; the availability of financing for the origination, acquisition or securitization of mortgage assets; the impact of leverage; the Company's liquidity position; volatility in the value of mortgages held for sale or the commitments made to fund mortgages and other risk factors outlined in American Residential Investment Trust's SEC reports.

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CONTACT:

     American Residential Investment Trust Inc.
     Judith Berry, 858/350-5012
     judy@amerreit.com
       or

     Clay Strittmatter, 858/350-5006
     clay@amerreit.com
       or

     Forti Communications Inc.
     Corinne Forti, 805/498-0113
     forticomm@aol.com